Vgrab Communications Inc. 820-1130 West Pender St Vancouver, BC V6E 4A4

OTCQB: VGRBF

News Release

VGRAB ANNOUNCES APPOINTMENT OF NEW DIRECTORS AND AN OFFICER

VANCOUVER, BRITISH COLUMBIA - (August 18, 2017) Vgrab Communications Inc. (OTCQB: VGRBF) (the “Company” or “Vgrab”) an OTC listed company, announced today that on August 14, 2017, the board of directors of the Company appointed Mr. See-Ming Ong and Ms. Chen Weijie as directors. In addition, the board of directors appointed Ms. Chen Weijie its Chief Operating Officer.

Mr. See-Ming Ong was born in Singapore but spent his formative years in the U.K. After going to school in London and graduating from Oxford University with a degree in Oriental Studies, Mr. Ong started his banking career in the City of London. Initially, he worked as a portfolio manager, but later relocated back to Singapore and specialized in wealth management. Mr. Ong has held senior positions with Standard Chartered, Barclays and Societe Generale. He now travels extensively throughout South East Asia providing corporate advisory services to start up businesses and holds personal stakes in some of these companies.

Ms. Chen Weijie graduated from Huazhong University of Science & Technology with Master’s Degree in Software and Domain Engineering. Ms. Chen started her career in 2002 as a founder of Weijie Co. Ltd and Nuode Co. Ltd, companies specializing in marketing services. At the same time, Ms. Chen founded Tang Shan International Plastics Co. Ltd, a manufacturing company producing plastic films for greenhouse purposes. In 2011 Ms. Chen joined Hampshire Automotive Sdn Bhd, one of the subsidiaries of Hampshire Avenue Sdn Bhd, a major shareholder of Vgrab Communications Inc., as its Managing Director of Research and Development.

For more information on the appointment of new directors and an officer please refer to Vgrab’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 18, 2017.

About Vgrab:

Vgrab is a platform for any lifestyle from shopping to leisure. Through widely connected mega chains to the local street ventures, Vgrab creates an opportunity to combine both consumer and merchants together by promoting brands to a specific group of interest for a fraction of price.

On behalf of the Board of Directors,

Jacek P. Skurtys, President

CONTACT INFORMATION

Vgrab Communications Inc.

604-648-0510

Forward-Looking Statements

Information set forth in this news release contains forward-looking statements that are based on assumptions as of the date of this news release. These statements reflect management's current estimates, beliefs, intentions and expectations. They are not guarantees of future performance. The Company cautions that all forward-looking statements are inherently uncertain and that actual performance may be affected by a number of material factors, many of which are beyond the Company's control. Such factors include, among other things: risks and uncertainties relating to the Company's limited operating history; the need to comply with governmental regulations. Accordingly, actual and future events, conditions and results may differ materially from the estimates, beliefs, intentions and expectations expressed or implied in the forward-looking information. Except as required under applicable securities legislation, the Company undertakes no obligation to publicly update or revise forward-looking information.